UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  February 25, 2015

 GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Lexington Ave, 4th Floor

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 319-8400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 25, 2015, the Board of Directors of Green Energy Management Services Holdings, Inc. (the “Company”) adopted the Company’s 2015 Equity Incentive Plan (the “Plan”), which reserves a total of 14,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for issuance under the Plan. As described below, incentive awards authorized under the Plan include, but are not limited to, restricted stock awards, restricted stock units and incentive stock options within the meaning of Section 422 of the internal Revenue Code of 1986, as amended (the “Code”). If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to the Company in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares of the Common Stock subject to the Plan, any number of shares subject to any numerical limit in the Plan, to the terms of any incentive award or to any combination of the foregoing, is expected to be adjusted in the event of any change in the Company’s outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration — The compensation committee of the Board, or the Board in the absence of such a committee, will administer the Plan. Subject to the terms of the Plan, the compensation committee or the Board has complete authority and discretion to determine the terms upon which awards may be granted under the Plan.

Grants — The Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights, as described below:

•	Options granted under the Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from the Company at a specified exercise price per share. The exercise price for shares of the Common Stock covered by an option generally cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of the Common Stock on the date of grant.
•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.
•	The compensation committee, or the Board in the absence of such a committee, may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.
•	The Plan authorizes the granting of stock awards. The compensation committee, or the Board in the absence of such a committee, will establish the number of shares of Common Stock to be awarded (subject to the aggregate limit established under the Plan upon the number of shares of Common Stock that may be awarded or sold under the Plan) and the terms applicable to each award, including performance restrictions, if any.
•	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.
•	Eligible participants under the Plan include officers, directors, employees and consultants of the Company.

Duration, Amendment, and Termination — The Board has the power to amend, suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the Plan would terminate ten years after it is adopted.

As of the date hereof, the Board expects to award 1,000,000 shares of Common Stock under the Plan to Dr. Thomson, the Company’s Acting Chief Financial Officer and Chairman of the Board of Directors and sole director in consideration of his services as Chairman and director in 2014, as well as in consideration of Dr. Thomson providing to the Company debt financing in the aggregate amount of approximately $310,000 as of the date hereof, which remains outstanding. The shares shall vest immediately upon issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Dated: March 3, 2015	By:	/s/ Dr. Robert Thomson
	Name:	Dr. Robert Thomson
	Title:	Acting Chief Financial Officer, Chairman of the Board and Director